Exhibit 99.1

Kinsale Capital Group, Inc. Reports 2022 First Quarter Results
Richmond, VA, April 28, 2022 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $31.8 million, $1.38 per diluted share, for the first quarter of 2022 compared to $32.1 million, $1.39 per diluted share, for the first quarter of 2021. Net operating earnings(1) were $37.7 million, $1.63 per diluted share, for the first quarter of 2022 compared to $25.5 million, $1.11 per diluted share, for the first quarter of 2021.
Highlights for the quarter included:
•Net income decreased by 0.9% resulting from a decline in the fair value of equity investments during the quarter compared to an increase in the fair value of these investments during the same period last year
•Net operating earnings(1) of $37.7 million increased by 47.6% compared to the first quarter of 2021
•Gross written premiums increased by 45.4% to $245.5 million compared to the first quarter of 2021
•Net investment income increased by 30.9% to $9.1 million compared to the first quarter of 2021
•Underwriting income(2) was $37.5 million in the first quarter of 2022, resulting in a combined ratio of 79.0%, compared to $24.6 million and a combined ratio of 80.0% in the first quarter of 2021
•Annualized operating return on equity(4) of 22.1% for the three months ended March 31, 2022

“Our first quarter results reflect another period of strong performance with premium growth of 45% and operating return on equity of 22%. We achieved a combined ratio of 79% for the quarter - a result of disciplined underwriting and technology-driven low costs that allow us to quickly capitalize on current opportunities in the marketplace. Looking ahead, we believe favorable market conditions will prevail throughout 2022, and we will continue to expand our market share and deliver strong returns over the long term,” said President and Chief Executive Officer, Michael P. Kehoe.

Results of Operations
Underwriting Results
Gross written premiums were $245.5 million for the first quarter of 2022 compared to $168.9 million for the first quarter of 2021, an increase of 45.4%. The increase in gross written premiums during the first quarter of 2022 over the same period last year was driven by higher submission activity from brokers and a continued favorable pricing environment.
Underwriting income(2) was $37.5 million, resulting in a combined ratio of 79.0%, for the first quarter of 2022, compared to $24.6 million and a combined ratio of 80.0% for the first quarter of 2021. The increase in underwriting income(2) quarter over quarter was primarily due to strong premium growth and lower relative expenses. Loss and expense ratios were 57.4% and 21.6%, respectively, for the first quarter of 2022 compared to 57.1% and 22.9% for the first quarter of 2021. Results for the first quarter of 2022 and 2021 included net favorable development of loss reserves from prior accident years of $8.3 million, or 4.7 points, and $7.1 million, or 5.7 points, respectively.

Summary of Operating Results
The Company’s operating results for the three months ended March 31, 2022 and 2021 are summarized as follows:

	Three Months Ended March 31,
	2022	2021
	($ in thousands)
Gross written premiums	$245,513	$168,876
Ceded written premiums	(29,015)	(24,578)
Net written premiums	$216,498	$144,298

Net earned premiums	$178,562	$123,041
Losses and loss adjustment expenses	102,505	70,260
Underwriting, acquisition and insurance expenses	38,545	28,136
Underwriting income(2)	$37,512	$24,645

Loss ratio	57.4%	57.1%
Expense ratio	21.6%	22.9%
Combined ratio	79.0%	80.0%

Annualized return on equity(3)	18.6%	22.1%
Annualized operating return on equity(4)	22.1%	17.6%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(4)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following table summarizes losses incurred for the current accident year and the development of prior accident years for the three months ended March 31, 2022 and 2021:

	Three Months Ended March 31, 2022		Three Months Ended March 31, 2021
	Losses and Loss Adjustment Expenses	% of Earned Premiums	Losses and Loss Adjustment Expenses	% of Earned Premiums
Loss ratio:	($ in thousands)
Current accident year	$110,789	62.1%	$77,257	62.8%
Current accident year - catastrophe losses	62	—%	76	—%
Effect of prior accident year development	(8,346)	(4.7)%	(7,073)	(5.7)%
Total	$102,505	57.4%	$70,260	57.1%

Investment Results
Net investment income was $9.1 million in the first quarter of 2022 compared to $6.9 million in the first quarter of 2021, an increase of 30.9%. This increase was driven by growth in the Company's investment portfolio generated largely from the investment of positive cash flows since March 31, 2021. The Company’s investment portfolio had an annualized gross investment return(5) of 2.5% for the first quarter of 2022 compared to 2.6% for the first quarter of 2021. Funds are generally invested conservatively in high quality securities with an average credit quality of "AA-" and the weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.6 years and 4.3 years at March 31, 2022 and December 31, 2021, respectively. Cash and invested assets totaled $1.7 billion at March 31, 2022 and December 31, 2021, as rising interest rates exerted downward pressure on fixed-maturity valuations during the first quarter of 2022. Net operating cash flows were $121.9 million in the first quarter of 2022 compared to $91.3 million in the first quarter of 2021, an increase of 33.5%.
(5)    Gross investment return is investment income from fixed-maturity and equity securities, excluding cash equivalents, before any deductions for fees and expenses, expressed as a percentage of the average beginning and ending book values of those investments during the period.

Other
The effective tax rates for the three months ended March 31, 2022 and 2021 were 18.2% and 18.7%, respectively. In both the first quarters of 2022 and 2021, the effective tax rates were lower than the federal statutory rate of 21% primarily due to the tax benefits from stock-based compensation and tax-exempt investment income.
Stockholders' equity was $665.6 million at March 31, 2022 compared to $699.3 million at December 31, 2021. The decrease in stockholders' equity was primarily due to a decline in the fair value of the Company's fixed-maturity investments, resulting from a higher interest rate environment. Annualized operating return on equity(4) was 22.1% for the first quarter of 2022, an increase from 17.6% for the first quarter of 2021, which was attributable primarily to growth in the business from favorable market conditions and rate increases.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, and net realized investment gains and losses, after taxes. Management believes the exclusion of these items provides a more useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three months ended March 31, 2022 and 2021, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended March 31,
	2022	2021
	($ in thousands, except per share data)
Net operating earnings:
Net income	$31,791	$32,079
Adjustments:
Change in the fair value of equity securities, before taxes	7,751	(7,091)
Income tax expense (1)	(1,628)	1,489
Change in fair value of equity securities, after taxes	6,123	(5,602)

Net realized investment gains, before taxes	(295)	(1,198)
Income tax expense (1)	62	252
Net realized investment gains, after taxes	(233)	(946)
Net operating earnings	$37,681	$25,531

Diluted operating earnings per share:
Diluted earnings per share	$1.38	$1.39
Change in the fair value of equity securities, after taxes, per share	0.27	(0.24)
Net realized investment gains, after taxes, per share	(0.01)	(0.04)
Diluted operating earnings per share(2)	$1.63	$1.11

Operating return on equity:
Average equity(3)	$682,453	$581,902
Annualized return on equity(4)	18.6%	22.1%
Annualized operating return on equity(5)	22.1%	17.6%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.
(3)    Computed by adding the total stockholders' equity as of the date indicated to the prior year-end total and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, other income, other expenses and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.

For the three months ended March 31, 2022 and 2021, net income reconciles to underwriting income as follows:

	Three Months Ended March 31,
	2022	2021
	(in thousands)
Net income	$31,791	$32,079
Income tax expense	7,081	7,360
Income before income taxes	38,872	39,439
Other expenses (6)	396	448
Net investment income	(9,088)	(6,942)
Change in the fair value of equity securities	7,751	(7,091)
Net realized investment gains	(295)	(1,198)
Other income	(124)	(11)
Underwriting income	$37,512	$24,645
(6)    Other expenses are comprised of interest expense on the Company's Credit Facility and corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, April 29, 2022 at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (844) 239-5282, conference ID# 8992208, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website until the close of business on May 27, 2022.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended March 31,
	2022	2021
Revenues	(in thousands, except per share data)
Gross written premiums	$245,513	$168,876
Ceded written premiums	(29,015)	(24,578)
Net written premiums	216,498	144,298
Change in unearned premiums	(37,936)	(21,257)
Net earned premiums	178,562	123,041

Net investment income	9,088	6,942
Change in the fair value of equity securities	(7,751)	7,091
Net realized investment gains	295	1,198
Other income	124	11
Total revenues	180,318	138,283

Expenses
Losses and loss adjustment expenses	102,505	70,260
Underwriting, acquisition and insurance expenses	38,545	28,136
Other expenses	396	448
Total expenses	141,446	98,844
Income before income taxes	38,872	39,439
Total income tax expense	7,081	7,360
Net income	31,791	32,079

Other comprehensive (loss) income
Change in net unrealized losses on available-for-sale investments, net of taxes	(63,930)	(19,622)
Total comprehensive (loss) income	$(32,139)	$12,457

Earnings per share:
Basic	$1.40	$1.42
Diluted	$1.38	$1.39

Weighted-average shares outstanding:
Basic	22,753	22,665
Diluted	23,093	23,069

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	March 31, 2022	December 31, 2021
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$1,461,415	$1,392,066
Equity securities at fair value	163,574	172,611
Short-term investments	825	—
Total investments	1,625,814	1,564,677

Cash and cash equivalents	104,158	121,040
Investment income due and accrued	8,225	7,658
Premiums receivable, net	86,397	71,004
Reinsurance recoverables, net	129,287	122,970
Ceded unearned premiums	35,628	33,679
Deferred policy acquisition costs, net of ceding commissions	47,483	41,968
Intangible assets	3,538	3,538
Deferred income tax asset, net	22,314	2,109
Other assets	51,711	57,012
Total assets	$2,114,555	$2,025,655

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$957,575	$881,344
Unearned premiums	387,615	347,730
Payable to reinsurers	16,080	16,112
Accounts payable and accrued expenses	8,913	23,250
Credit facility	42,727	42,696
Other liabilities	36,075	15,188
Total liabilities	1,448,985	1,326,320

Stockholders' equity	665,570	699,335
Total liabilities and stockholders' equity	$2,114,555	$2,025,655